Telestone Technologies 2011 Second-Quarter
Earnings Conference Call

Participants:

Han Daqing, Zhai Yue, Yu Xiaoli, John Harmon

Introduction and Safe Harbor: John Harmon, CCG Investor Relations

Good morning and good evening to everyone in China.  Welcome to Telestone Technologies’ 2011 second-quarter conference call.  With us today are Telestone Technologies’ Chairman and CEO, Mr. Han Daqing, Chief Financial Officer, Ms. Xiaoli Yu, and Board Secretary, Ms. Ruby Zhai.

Before I turn the call over to Mr. Han, I would like to remind our listeners that management’s remarks in this call contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, due to such risks such as, but not limited to, changes in the company’s product and sales & marketing strategy, targets for revenues, net income, sales of WFDS products, international sales, accounts receivable and DSOs, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Although the Company believes that the expectations in such forward-looking statements are reasonable, there is no assurance that such expectations will prove to be correct.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, Monday, August 15, 2011.  Telestone Technologies assumes no obligation to update these projections in the future as market conditions change.

In this conference call, we will discuss adjusted non-GAAP financial measures.  These adjusted financial measures, which are used as measures of the Company’s performance, should be considered in addition to, not as a substitute for, measures of the Company’s financial performance prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”).  The Company’s adjusted financial measures may be defined differently than similar terms used by other companies.  Accordingly, care should be exercised in understanding how the Company defines its adjusted financial measures.  Reconciliations of the Company’s adjusted measures to the nearest GAAP measures are set forth in the section below titled “Reconciliation of GAAP to Non-GAAP Results” in the earnings press release issued this morning.

For those of you unable to listen to the entire call at this time, today’s call is also being webcast and an archive will be available for one year.  Information on how to access the webcast is available in the press release issued this morning.

And now it’s my pleasure to turn the call over to Telestone Technologies’ Chairman, Mr. Han.

Opening Remarks:  Mr. Han Daqing, Chairman and CEO

Thank you, John.

Welcome everyone, and thank you for joining us.  I am pleased to report another strong quarter with strong growth in revenue and stellar growth in net income. We continued to see solid sales of Wireless Fiber-Optic Distribution System (WFDS) products and we increased our sales to non-telecom-carrier customers in the second quarter. In addition, we have reached a preliminary acquisition agreement with Sichuan Ruideng Telecom Corporation, which is an important strategic move in our business expansion strategy in the southwestern China market. We remain optimistic about our business growth for the remainder of 2011, while Telestone is committed to improving operational efficiency and collections.

Although we face some uncertainties regarding the direction of investment in 3G wireless networks and auditing issues among some of the Big 3 carriers, we have demonstrated our ability to execute on our business strategy for continuous growth. We are committed to expanding our business portfolio with innovative products and services, diversifying our customer base, and we are encouraged by our initial success in improving collections. We are confident that our agility in operations will build a solid foundation for our future growth momentum and profitability.

I will now give the call over to John who will provide some additional remarks on my behalf.

John?

Investor Conference Call—Opening Remarks: John Harmon, CCG IR

Thank you, Mr. Han.  I will now give the key points of the quarter and then I will provide a discussion of Telestone’s financials.

The following are the key points in Telestone’s business performance in the second quarter of 2011:

•	Revenues increased 46.4% and net income increased 163.0% versus the year-ago quarter; earnings per share were $0.37, versus $0.16 a year ago
•	Telestone received increased revenue from non-telecom carrier customers, which is positive for the timing of receivables collection
•	Telestone collected $21.7 million of receivables in the second quarter, bringing total collections in the first six months of 2011 to $32.1 million
•	On May 12, 2011, the Company signed a letter of intent to acquire 100% of Sichuan Ruideng Telecom Corporation; and finally
•	Telestone is reaffirming its guidance for revenue and net income in 2011 and revenue in 2012. The Company is also maintaining its goals for receivables collection and DSOs this year.

Now I will read Telestone’s second-quarter 2011 financial comments.

Revenues for the second quarter of 2011 increased 46.4% to $24.3 million compared to $16.6 million in the second quarter of 2010.  The year-over-year increase in revenue was due to a 25.1% increase in equipment sales and a 62.2% increase in service sales, and both categories include revenue from WFDS-related products.

During the quarter, revenue from equipment sales rose 25.1% to $8.8 million, as compared to $7.1 million in the year-ago quarter. Sales of professional services increased 62.2% from $9.6 million to $15.5 million in the second quarter of 2011. The stronger growth of professional services versus equipment sales was primarily due to a significant increase in service revenue in Beijing, Shandong and Hebei provinces.  During the quarter, Telestone generated approximately $1.4 million of revenue from sales of telecom products to non-telecom operators.

Sales of WFDS-enabled products rose 30.1% year over year, accounting for 23.4% of sales for the quarter. The Company expects sales of WFDS product to pick up momentum in the second half of 2011 when many projects with telecom carriers are to be finalized upon the completion of the bidding processes in certain provinces. In the second quarter, revenue from the “Big-3” telecom carriers—China Mobile, China Unicom, and China Telecom—comprised 94.3% of overall quarterly revenue, compared to 97.4% in the year-ago quarter. The Company increased its sales to non-telecom-carrier customers to 5.6% of total revenue, as compared to 2.1% in the second quarter of 2010.

Gross profit for the second quarter increased 41.8% to $10.6 million compared to $7.5 million a year ago. The gross margin decreased to 43.7%, as compared to 45.1% in the same period last year, due to lower margins on equipment sales, which were 39.9%, as compared to 43.4% in the year-ago period, owing to lower margins on sales of IP and wireline equipment. The gross margin for professional services was 45.8%, as compared to 46.4% a year ago.

Selling, general and administrative (SG&A) expense was $4.4 million, or 18.0% of total revenue, down 13.6% from $5.1 million, or 30.4% of total revenue, in the same period last year.  Sales and marketing expense was $3.0 million, or 12.4% of the revenue for the three months ended June 30, 2011, as compared to $4.2 million, or 25.1% of revenue for the same period in 2010. The decrease in sales and marketing expense was mainly due to lower bonuses at local subsidiaries. Research and development expense was $0.6 million, or 2.5% of revenues for the three months ended June 30, 2011, as compared to $0.2, or 1.1% of revenues for the same period in 2010. The increase in R&D expense was primarily attributable to the setup of the Company’s research exhibition center in Wuxi, Jiangsu Province.

Operating income increased 154.1% to $5.5 million, as compared to $2.2 million in the quarter ended June 30, 2010.  The operating margin was 22.6% in the quarter, as compared to 13.0% in the year-ago quarter.

Net income was $4.5 million, as compared to $1.7 million in the same period last year. Basic and diluted earnings per share for the second quarter of 2011 were $0.37, as compared to $0.16 per share in the year-ago quarter.  Non-GAAP net income, which excludes $0.5 million of non-cash stock compensation expense, was $5.0 million, up 173.4% from $1.8 million in the year-ago period.  Non-GAAP earnings per share were $0.40, versus $0.17 in the year-ago quarter.

I will now turn to a brief summary of the Company’s six-month results.

Revenue for the six months ended June 30, 2011, increased 39.8% to $38.8 million compared to $27.8 million in the same period of 2010. Gross profit increased 38.6% to $17.2 million from $12.4 million a year ago.  Operating income increased to $7.6 million from $1.2 million in the first six months of 2010.  Net income increased to $6.2 million, or $0.50 per diluted share, compared to net income of $0.6 million, or $0.06 per diluted share, in the first six months of 2010. Non-GAAP net income, increased 114.1% to $7.0 million, or $0.57 per diluted share, compared to $3.3 million, or $0.31 per diluted share, in the first six months of 2010. Weighted average diluted shares outstanding increased to 12.3 million shares from 10.5 million shares in the first six months of 2010.

Now turning to the balance sheet…

As of June 30, 2011, Telestone had $19.9 million in cash and cash equivalents, compared to $31.0 million at the end of 2010. Inventory was $7.2 million on June 30, 2011, compared to $3.1 million on December 31, 2010. Working capital was $118.2 million as of June 30, 2011, versus $109.6 million at the end of 2010. The Company had $10.4 million in short-term debt as well as $43.3 million in accounts payable as of June 30. Shareholders' equity totaled $125.8 million compared to $116.9 million at the end of 2010.  Cash used in operating activities was $11.1 million in the first six months, as compared to cash used in operating activities of $3.3 million in the year-ago period. The Company expects operating cash flow to turn positive by the end of 2011, based on expectations of improving collections.

As of June 30, 2011, Telestone’s accounts receivable were $206.3 million, versus $192.5 million at the end of 2010. The increase in receivables was mainly due to receivables generated following a rapid increase in sales in 2010, in which revenues grew 83.2% year over year. The accounts receivable turnover period for the twelve months ended June 30, 2011 was 102 days, which is lower than 129 days in the same period in 2010. During the second quarter, Telestone collected $21.7 million of accounts receivable, bringing its total collection in the first six months of 2011 to $32.1 million. DSOs were 732 days in the second quarter of 2011.

Now I would like to offer comments on Telestone’s business outlook…

For the full-year 2011, Telestone reaffirms its guidance that revenues will increase by about 30% to approximately $171 million, and that net income will increase by about 10% to approximately $27.5 million or $2.22 per diluted share. The Company continues to expect revenue from WFDS-based products to account for 40% of its total revenue in 2011 and also continues to expect revenue from international customers to account for 3% of total revenue in 2011.

The Company has broadened its family of WFDS products to include its proprietary Telestone Intelligent Premises System (TIPS), which is designed to unify fixed telecom networks, 2G/3G/4G mobile networks, Internet, cable TV and the Internet of Things with an integrated multi-service model on an all-inclusive network. While still under development, TIPS is expected to be commercially rolled out in the second half of 2011.

For 2012, the Company continues to expect revenues to double to approximately $342 million.

Telestone reiterates that it will continue to focus on collections this year and is on track to collect RMB 800 million (approximately $123.1 million) of accounts receivable in 2011 and maintain DSOs within the range of 360 and 400 days at the end of the year.

Thank you for listening, and we would now like to open the call to your questions.

Operator?

(Q&A session)

Closing Remarks: John Harmon, CCG Investor Relations

On behalf of Telestone Technologies’ management team, we would like to thank you for your interest and participation on this call.  Thanks again for joining us on this call.

Operator?